EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - MOVADO GROUP, INC.]                                               MOVADO

                                                                         CONCORD

                                                                             ESQ

                                                                     COACH WATCH

                                                         TOMMY HILFILGER WATCHES


APPROVED BY:      Rick Cote
                  Executive Vice President and
                  Chief Operating Officer
                  201-267-8000

CONTACT:          Suzanne Michalek
                  Director of Corporate Communications
                  201-267-8000

                  Financial Dynamics
                  Jeffrey Zack/Stephanie Sampiere
                  212-850-5600


FOR IMMEDIATE RELEASE
================================================================================

         MOVADO GROUP, INC. TO ACQUIRE LUXURY WATCH BRAND EBEL FROM LVMH


  ~ COMPLEMENTARY BRAND ENHANCES POSITION IN HIGH END OF LUXURY WATCH MARKET ~

         PARAMUS, NJ - DECEMBER 22, 2003 -- MOVADO GROUP, INC. (NYSE: MOV) today announced that it has agreed to acquire Ebel, one of the world's premier luxury watch brands, from LVMH, Moet Hennessy Louis Vuitton, (Reuters: LVMH.PA) in an all-cash transaction valued at approximately $47.3 million (61.5 million CHF), subject to closing adjustments. The transaction is expected to close during the first quarter of calendar 2004.

         Founded in Switzerland in 1911, Ebel is a world-class brand globally recognized for its iconic product designs, technological innovation and superior quality. The brand, which is expected to generate approximately $65.0 million (85.0 million CHF) of net sales in calendar 2003, is currently sold at price points in the $1,500 to $10,000 range in approximately 1,800 doors worldwide. The Ebel business will remain based in La Chaux de Fonds, Switzerland.

         The addition of Ebel, with its distinctive, internationally recognized watch families such as Beluga and Classic Wave, is consistent with the Company's strategic goals to extend Movado Group's presence within the luxury watch category and increase its global presence, particularly in Europe and Japan.

         Efraim Grinberg, President and Chief Executive Officer, stated, "The addition of Ebel represents a compelling strategic opportunity for Movado Group and marks our first acquisition since the Movado brand in 1983. With a rich heritage recognized by discerning consumers for nearly a century, Ebel is an excellent complement to our existing portfolio of brands. It will significantly expand our presence in the high end of the luxury watch category. At the same time, the transaction is consistent with our overall portfolio strategy of differentiating each of our brands in the marketplace while leveraging production and distribution capabilities."

         Rick Cote, Executive Vice President and Chief Operating Officer, commented, "We are very pleased to add this world-renowned brand to our portfolio. Movado Group's strong balance sheet allows the flexibility to finance the acquisition entirely with our cash on hand. Over the past several years, our entire organization has worked diligently to develop an efficient and scalable infrastructure in the U.S. We see significant opportunities to leverage our strong infrastructure to enhance Ebel's presence in the U.S. And, with over 70% of its sales outside of North America, Ebel will serve as a solid platform to increase Movado's presence in those international markets we have been targeting for growth, including Germany, the United Kingdom, France and Japan."

         Mr. Cote continued, "While we are still in the early stages of developing our detailed plans with respect to Ebel, we currently anticipate that the integration of Ebel into Movado Group will have a negative impact of $0.10 to $0.20 per share for the fiscal year ending January 31, 2005. Excluding this impact, the Company expects earnings per share to grow 10% to 12% in fiscal 2005. We expect the Ebel transaction to be accretive beginning in fiscal 2006."

         Mr. Grinberg concluded, "Ebel has long been supported by extensive marketing and is well positioned in the luxury watch category. We intend to provide the resources to build upon Ebel's heritage and maximize the potential of the brand while generating long-term value for our shareholders."

         The transaction, which has been approved by the Boards of Directors of the relevant companies, is subject to customary closing conditions. Neither company's shareholders are required to approve the transaction.

         Rothschild, Inc. acted as the exclusive financial advisor to Movado Group.

         The Company's management will host a conference call tomorrow, December 23, 2003 at 8:30 a.m. Eastern Time. A live broadcast of the call will be available on the Company's website: www.movadogroupinc.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, manufactures, and distributes Movado, Concord, ESQ, Coach and Tommy Hilfiger watches worldwide, and operates Movado boutiques and Company stores in the United States.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY HAS TRIED, WHENEVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS USING WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "TARGETS," "GOALS," "PROJECTS," "INTENDS," "PLANS," "SEEKS," "ESTIMATES," "PROJECTS," "MAY," "WILL," "SHOULD" AND SIMILAR EXPRESSIONS. SIMILARLY, STATEMENTS IN THIS PRESS RELEASE THAT DESCRIBE THE COMPANY'S BUSINESS STRATEGY, OUTLOOK, OBJECTIVES, PLANS, INTENTIONS OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. ACCORDINGLY, SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE STATEMENTS. THESE RISKS AND UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO:
THE COMPANY'S ABILITY TO SUCCESSFULLY INTRODUCE AND SELL NEW PRODUCTS, THE COMPANY'S ABILITY TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF EBEL WITHOUT DISRUPTION TO ITS OTHER BUSINESS ACTIVITIES, THE POSSIBILITY THAT THE ACQUISITION OF EBEL MAY NOT BE COMPLETED, CHANGES IN CONSUMER DEMAND FOR THE COMPANY'S PRODUCTS, RISKS RELATING TO THE RETAIL INDUSTRY, IMPORT RESTRICTIONS, COMPETITION, SEASONALITY AND THE OTHER FACTORS DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS AND ARE BASED UPON INFORMATION CURRENTLY AVAILABLE TO IT. BE ADVISED THAT DEVELOPMENTS SUBSEQUENT TO THIS PRESS RELEASE ARE LIKELY TO CAUSE THESE STATEMENTS TO BECOME OUTDATED WITH THE PASSAGE OF TIME.

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